                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                     CIRCON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No Fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     (3) Filing Party:

        ------------------------------------------------------------------------
     (4) Date Filed:

        ------------------------------------------------------------------------

                                      [PICTURE]

                                    NOTICE OF 1997
                                    ANNUAL MEETING
                                         AND
                                   PROXY STATEMENT


                                        [LOGO]

                                      IMPORTANT

    YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW CIRCON SHARES YOU HOLD. PLEASE SIGN AND DATE THE ACCOMPANYING WHITE PROXY CARD AND MAIL IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, whether or not you expect to attend the meeting. Remember, do not return any blue proxy card, sent to you by USSC, not even as a vote of protest. If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving specific instructions. Please contact the person responsible for your account and direct him or her to execute a proxy on your behalf today. If you have any questions or need further assistance in voting, please contact the firm assisting us in solicitation of proxies:
                                D.F. KING & CO., INC.
                                   77 Water Street
                                  New York, NY 10005
                           Call toll free at (800) 628-8510










--------------------------------------------------------------------------------

                                  CIRCON CORPORATION
                                6500 Hollister Avenue
                           Santa Barbara, California 93117

                                  CIRCON CORPORATION

                                                             September 8, 1997
Dear Fellow Shareholders:

    You are cordially invited to attend the annual meeting of shareholders of Circon Corporation scheduled to be held Monday, October 6, 1997. Management and I look forward to greeting those shareholders able to be present.

    As you know, at this meeting United States Surgical Corporation ("USSC") is trying to further its goal of ACQUIRING CIRCON AT THE LOWEST POSSIBLE PRICE by nominating two directors to serve on our Board. USSC is also asking shareholders to approve a non-binding resolution that urges the Board to arrange for the prompt sale of the Company. In casting your vote on these matters I ask that you carefully consider the following:

    - Circon has a strategic plan that is working. As earnings increase we become more valuable.

    - The Board of Circon has unanimously concluded that the USSC tender offer is inadequate after considering a number of factors including, the opinion of Bear, Sterns & Co. Inc. ("Bear Sterns"), Circon's investment bankers, as to the inadequacy of the USSC tender offer price from a financial point of view.(1)

    - USSC wants to cash-out Circon shareholders and capture the upside potential of Circon for itself.

    - The USSC nominees have been paid $100,000 by USSC and USSC pays their expenses and indemnifies them against liabilities. As such, they are presumably motivated to help USSC ACQUIRE CIRCON AT THE LOWEST POSSIBLE PRICE.

    Finally, after extensive consideration, the Board of Circon determined that the BEST MEANS FOR PROVIDING VALUE TO SHAREHOLDERS OF CIRCON IS FOR THE COMPANY TO CONTINUE TO PURSUE ITS STRATEGIC PLAN and not be put up for sale at this time.

    Don't sell yourself short. Give your investment a chance to grow as the Circon strategic plan continues to unfold. SIGN AND DATE THE WHITE PROXY CARD and return it as soon as possible in the accompanying postage pre-paid envelope. EVEN IF YOU HAVE ALREADY VOTED FOR USSC'S NOMINEES, IT IS NOT TOO LATE TO RESCIND YOUR VOTE. VOTE THE WHITE PROXY CARD TODAY.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE CIRCON NOMINEES TO THE BOARD AND A VOTE "AGAINST" USSC'S NON-BINDING RESOLUTION.

    On behalf of everyone at Circon, I wish to thank you for your continued support. WE REMAIN COMMITTED TO ACTING IN THE BEST INTERESTS OF YOU, OUR SHAREHOLDERS. Please feel free to call us at (805) 685-5100 or our proxy solicitor, D.F. King & Co., Inc., at (800) 628-8510, if you have any questions.

                                  Sincerely,



                                  RICHARD A. AUHLL
                                  President & Chairman of the Board

--------------------

    (1) Shareholders are urged to read carefully the full text of the written opinion of Bear Stearns, dated August 15, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken. The opinion of Bear Stearns, which is attached as an
         Exhibit 9 to Circon's Schedule 14D-9 dated August 17, 1997, is directed to Circon's Board of Directors and relates only to the adequacy of the consideration offered pursuant to USSC's tender offer from a financial point of view, and does not constitute a recommendation to any shareholder as to whether such shareholder should tender shares pursuant to the tender offer.

                                  CIRCON CORPORATION

                       Notice of Annual Meeting of Shareholders
                                   October 6, 1997

TO THE SHAREHOLDERS OF CIRCON CORPORATION:

    Notice is hereby given that the 1997 Annual Meeting of Shareholders of Circon Corporation, a Delaware corporation, will be held on Monday, October 6, 1997, at 9:00 a.m. Pacific daylight time, at Fess Parker's Doubletree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California, for the following purposes:

    1. To elect two Directors for the class of directors whose terms are expiring at the 1997 Annual Meeting.

    2. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 1997.

    3. To consider and vote upon a non-binding resolution proposed by United States Surgical Corporation ("USSC") to arrange for the prompt auction of the Company.

    4. To transact such other business as may properly come before the meeting.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

    The Board of Directors has fixed the close of business on August 11, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to vote at the 1997 Annual Meeting and at any adjournment or postponement thereof.

    You will need a ticket if you plan to attend the Annual Meeting. If your shares are registered in your name and not in the name of a bank, broker or other third party, an admission ticket is attached to your proxy card. Please detach and save the ticket. You will need to present it in order to be admitted to the Annual Meeting. Also, to help us in finalizing arrangements, please check the box on the proxy card if you intend to be present at the Annual Meeting. If your shares are not registered in your own name, please follow the directions contained in the Section entitled "Information About Attending the Annual Meeting" that appears on Page 13 of the Proxy Statement.

    It is important that your shares be voted at the 1997 Annual Meeting. Whether or not you expect to attend, you are urged to sign and date the accompanying WHITE proxy card and promptly return it to the Company in the accompanying postage prepaid envelope.

                             By Order of the Board of Directors,



                             ANDREW D. SIMONS
                             Vice President and Secretary
Santa Barbara, California
September 8, 1997

                                  CIRCON CORPORATION
                                6500 HOLLISTER AVENUE
                           SANTA BARBARA, CALIFORNIA 93117

                            ------------------------------

                                   PROXY STATEMENT

                            ------------------------------

                            ANNUAL MEETING OF SHAREHOLDERS

                              TO BE HELD OCTOBER 6, 1997




    This proxy statement and accompanying white proxy card are being furnished to shareholders of Circon Corporation (the "Company") in connection with the Annual Meeting of Shareholders to be held on Monday, October 6, 1997, and at any and all adjournments or postponements thereof (the "Annual Meeting"). The Board of Directors has fixed the close of business on August 11, 1997 as the record date for determining the shareholders entitled to vote at the Annual Meeting. This proxy statement and the accompanying WHITE proxy card are first being mailed to shareholders on or about September 8, 1997.


                               QUORUM AND VOTING RIGHTS

    The Board of Directors has fixed the close of business of August 11, 1997, as the record date (the "Record Date") for the determination of shareholders entitled to vote at the Annual Meeting. As of the Record Date, there were outstanding 13,267,277 shares of Common Stock.

    A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining a quorum, shares represented by all valid proxies received will be counted, including proxies that contain instructions to abstain as to certain votes and proxies filed by brokers or others indicating that their voting authority does not extend to all agenda items ("broker non-votes"). On each agenda item, broker non-votes will be disregarded and abstentions will be treated as negative votes.

    The holders of Common Stock are entitled to one vote for each share held as of the Record Date on each matter submitted to a vote at the Annual Meeting. On August 22, 1997, the Company received proper notice, in accordance with Section
2.4.1 of its bylaws, that Traute Segal, a shareholder of record on the Record Date, intends to cumulate her shares in voting for the Director nominees at the 1997 Annual Meeting of Shareholders. In the election of Directors under cumulative voting, each shareholder is entitled to the number of votes to which such shareholder's shares would normally be entitled, multiplied by the number of Directors to be elected. A shareholder then casts all such votes for a single candidate or allocates them among as many candidates as the shareholder may choose (up to the number of Directors to be elected). If no vote is specified or a vote FOR all nominees is marked, the cumulative votes represented by a proxy card will be cast, unless contrary instructions are given, at the discretion of the proxy holders named therein in order to elect as many nominees as they believe possible under the then prevailing circumstances.

    Whether or not you plan to attend the meeting, you are urged to vote by proxy. Duly executed and unrevoked proxies received by the Company prior to the Annual Meeting will be voted in accordance with the shareholder's specifications marked thereon. If no specifications are marked thereon, the WHITE proxies distributed by your Board will be voted FOR the election of your Board's nominees, FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants and AGAINST the USSC non-binding resolution. Any shareholder giving a proxy may revoke it at any time prior to voting at the Annual Meeting by filing with the Secretary of the Company a duly executed revocation, by submitting a later dated proxy with respect to the same shares or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

                               SOLICITATION OF PROXIES

    Proxies may be solicited by mail, advertisement, telephone or other methods and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the shares of Common Stock they hold of record.

    The Company has retained D.F. King & Co., Inc. ("D.F. King") for solicitation and advisory services in connection with the solicitation, for which D.F. King is to receive a fee estimated at $75,000.00 plus reimbursement for its reasonable out-of-pocket expenses. The Company has also agreed to indemnify D.F. King against certain liabilities and expenses. It is anticipated that D.F. King will employ approximately 25 persons to solicit shareholders for the Annual Meeting. D.F. King is also acting to assist the Company in connection with the USSC offer, for which D.F. King will be paid customary compensation in addition to reimbursement for reasonable out-of-pocket expenses.

    All expenses incurred in connection with this solicitation, including postage, printing, handling, and all the actual expenses incurred by custodians, nominees, and fiduciaries in forwarding proxy materials to beneficial owners, will be paid by the Company.


                                    PROPOSAL NO. 1
                                ELECTION OF DIRECTORS

    The Company's Board of Directors is divided into three classes. The term of one of the three classes expires each year. The term of the Class I Directors expires in 1997 and each third year thereafter, the term of the Class II Director expires in 1998 and each third year thereafter, and the term of the Class III Directors expires in 1999 and each third year thereafter. If any Director who was elected while serving as an officer ceases to be an officer during that Director's term, such Director's term will expire at the next subsequent annual meeting of Shareholders.

    Two Class I Directors will be elected at the 1997 Annual Meeting.  The
Board of Directors has nominated Richard A. Auhll and Paul W. Hartloff, Jr. who are currently serving as Class I Directors. The Board's nominees have agreed to serve if elected, but in the event that the nominees are not available to serve, the proxy holders will vote for the election of such other persons as the Board may direct.

         THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" THE BOARD'S NOMINEES
                             AS DIRECTORS OF THE COMPANY

    The Board believes that the election of USSC's handpicked representatives to the Company's Board of Directors would not be in the best interests of the shareholders. Your Board opposes USSC's nominees for several reasons. First, the USSC nominees support a prompt auction of the Company. The Board has determined that, at this time, the interests of the shareholders will be best served by the Company remaining independent and pursuing its strategic plan.

    Second, USSC's nominees would presumably have a conflict of interest with regard to matters coming before the Board in which USSC has an interest, such as the USSC tender offer. Having received compensation and benefits from USSC in
excess of $100,000 they presumably have some bond of loyalty to USSC.   Yet the
USSC-selected nominees would have fiduciary duties to Circon and its shareholders generally that could conflict with this bond of loyalty to USSC. USSC has corporate interests that extend beyond the interests that USSC has in common with all other Circon shareholders. In deliberations of Circon's Board on matters potentially affecting the corporate interests of USSC, the USSC-nominated directors would be caught between their loyalty to USSC and their fiduciary duty to Circon and its shareholders. USSC's agreement to indemnify the USSC-selected nominees against the liabilities they might otherwise incur for breaching their duty of loyalty to Circon shareholders further complicates this problem and raises serious questions about how these individuals will discharge their duties. For example, could the Circon shareholders be assured that these USSC-nominated directors would put the interests of Circon ahead of their loyalty to USSC, that they would not communicate information to USSC that a truly independent director would never be tempted to divulge or that their Board vote on such matters would not be strongly influenced in favor of the Company that nominated and compensated them and without whose sponsorship they would never have been motivated to serve? Can there be any doubt how they would vote on the USSC tender offer, which the INDEPENDENT Directors with the assistance of Circon's financial advisor, Bear Stearns, determined to be inadequate from a financial point of view?(1)

    Third, even if USSC's nominees were elected, they could not by themselves bring about the sale of the Company. Therefore, the likely consequence of the election of USSC's nominees would be to disrupt the Board and divert the management of Circon from successful execution of the strategic plan.

    The Circon Board has determined that successful execution of the strategic plan will provide greater shareholder value than the USSC tender offer. The Board intends to monitor the Company's performance under the strategic plan and to take appropriate action, including the possible merger or sale of the Company, if performance falls short of the plan's objectives. In monitoring performance under the strategic plan, in considering appropriate action if performance falls short and in all other matters, the Company needs an independent, experienced and cohesive Board of Directors --- not a divided and contentious one with some members who have loyalties to another company, particularly one that seeks to purchase Circon for the price most advantageous to its own shareholders.

    If USSC's nominees for directors are elected and, as a result, Mr. Auhll is not reelected as a Director of the Company, the Board of Directors may, in view of the importance of having the Company's Chief Executive Officer on the Board, determine to increase the number of Directors of the Company by one, as permitted by the Bylaws of the Company, and elect Mr. Auhll to fill the vacancy created by such increase.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF
                        THE BOARD'S NOMINEES (PROPOSAL NO. 1)

    The following persons are currently serving on the Board of Directors of the Company:


                                                                                Director
     Name                    Principal Occupation               Class     Age     Since
-------------------     ----------------------------------      -----     ---   ---------

Richard A. Auhll        Chairman of the Board, President,
                        and Chief Executive Officer of
                        the Company                               I        56     1969

John F. Blokker         President and Chief Executive
                        Officer, Luxcom, Inc.                    III       67     1991

George A. Cloutier      Chairman of the Board, President
                        and Chief Executive Officer of
                        American Management Services, Inc.        II       52     1997

Harold R. Frank         Investor                                 III       73     1984

Paul W. Hartloff, Jr.   Partner, law firm of Jarvis,
                        Hartloff & Simon                          I        64     1991

Rudolf R. Schulte       Rancher, Investor                         II       65     1977

R. Bruce Thompson       Executive Vice President and Chief
                        Financial Officer of the Company          II       53     1997


    Mr. Auhll has been the Chairman of the Board of Directors, President and Chief Executive Officer of the Company since 1969. Mr. Auhll has a Bachelor of Science degree in Engineering from the University of Michigan, a Master of Science degree in Engineering from Stanford University, and a Master of Business Administration degree from Harvard University. Prior to 1969, Mr. Auhll held positions with United Technologies Corporation and was a management consultant. Mr. Auhll is a member of the Board of Trustees of the University of California at Santa Barbara Foundation and a member of the Foundation's Executive Committee. He is past Chairman of the Board of Directors of Seton School for Developmentally Disabled Children.

    Mr. Blokker is President and Chief Executive Officer of Luxcom, Inc., a telecommunications company. He was a general partner of Hambrecht & Quist Venture Partners, an investment banking firm, from February 1985 to February 1988. Prior to 1985, he served for twenty-seven years in various executive and management positions including Vice President, General Manager with Hewlett-Packard Company, a manufacturer of computers and electronic test and measurement instruments. He is a member of the Boards of Directors of Mid-Peninsula Bank of Palo Alto and Whittier Trust Company.

    Mr. Cloutier is Chairman of the Board, President and Chief Executive Officer of American Management Services, Inc., a consulting firm for small to mid-size businesses. Prior to founding American Management Services in 1986, Mr. Cloutier held a number of executive positions with companies providing a broad range of business consulting and management services.

    Mr. Frank is the founder of Applied Magnetics Corporation, a manufacturer of magnetic recording heads. He served as Chairman of its Board of Directors from inception until February, 1996, and continues to serve as a Director.
Mr. Frank also currently serves on the Boards of Directors of Trust Company of the West and as Chairman of the Board of Key Technology, Inc. Mr. Frank is past Chairman of the Board of the American Electronics Association.

    Mr. Hartloff is a partner of the law firm of Jarvis, Hartloff & Simon, LLP founded in 1996. He was a senior partner of the law firm of Schramm & Raddue from 1964 to 1996. Mr. Hartloff serves as a member of the Board of Directors of Mehl Biophile International Corporation.

    Mr. Schulte was a founder of Heyer-Schulte Corporation and served as President and Chairman of its Board of Directors from 1963 until it was acquired by American Hospital Supply Corporation in 1974. From 1978 to 1995 Mr. Schulte served as Chairman of the Board of Directors of Pudenz-Schulte Medical Research Corporation, a manufacturer of medical products acquired by Medtronic, Inc. in 1995. Mr. Schulte has been an independent investor since 1974.

    Mr. Thompson has been Executive Vice President and Chief Financial Officer of the Company since 1985, and Vice President since 1982. He joined the Company in 1977 as Controller. Prior to 1977, Mr. Thompson held positions with Heyer-Schulte Corporation, a subsidiary of American Hospital Supply Corporation, and Cutter Laboratories Inc. Mr. Thompson is also a member of the Board of Directors and Chairman of the Finance Committee of MEDMARC Insurance Company, a product liability insurance provider for medical product companies. Mr. Thompson is a past member of the Board of Directors of R.N. Linquist and Associates (Qupe), a winery in the California Central Coast region.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors meets on a regularly scheduled basis and, during 1996, met on nine occasions. In addition, significant communications occur between the Directors and the Company apart from regularly scheduled meetings of the Board and the Board Committees. Accordingly, management considers many factors, including attendance at meetings, in their evaluation of contributions by Directors to the Company. For the Board of Directors as a whole, average attendance at meeting of the Board and the Board Committees (the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all Board Committees on which each Director served) during 1996 was 94.7%. During 1996, none of the incumbent Directors attended less than 80% of the aggregate of the total number of Board meetings and the total number of Committee meetings on which he served.

    The Company has an Audit Committee and a Compensation Committee. The function that would be performed by a nominating committee is performed by the Board of Directors as a whole.

    The Audit Committee, which consists of directors Blokker, Hartloff and Frank, held two meetings in 1996. The Audit Committee recommends the appointment of independent auditors for the Company, approves the services performed by the Company's independent auditors, reviews the Company's accounting principles and consults with the independent auditors on matters relating to internal financial controls and procedures.

    The Compensation Committee, which consists of directors Auhll, Frank and Schulte, held two meetings in 1996. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and equity incentive plans. The Compensation Committee also administers the Company's stock option plans.

DIRECTORS' COMPENSATION

    The compensation for outside Directors was modified effective July 1, 1997, as discussed below. First, the annual retainer for services as a Director was increased from $2,500 to $10,000. Second, provision was made for annual grants of Common Stock equivalents. These changes were made to bring the Company's Directors within comparable levels of compensation for companies similar in size, capital structure and board structure. The new compensation program is designed to ensure that a significant portion of a non-employee Director's compensation is equity-based and, therefore, highly dependent on the long-term performance of Circon Common Stock. Thus, the program is designed to align the interests of Circon's non-employee Directors and its shareholders.

    Effective July 1, 1997, each Director who is not an employee of the Company receives an annual retainer of $10,000 for services as a Director. These fees are paid quarterly in cash. Directors continue to receive a fee of $500 for each Board and committee meeting attended and reimbursement for expenses incurred in connection with attendance at Board and committee meetings.

    In 1995, the shareholders approved the adoption of the 1995 Directors Stock Option Plan (the "1995 Plan") to replace the 1984 Directors Stock Option Plan (the "1984 Plan") which expired in 1994. The 1995 Plan is substantially similar to the 1984 plan. Under the 1995 Plan, options for up to 200,000 shares of common stock may be granted to Directors who are not officers of the Company, for a price not less than 85% of the fair market value of the common stock on the date of grant. The vesting schedule for the options granted is determined by a committee of Directors (the "Committee") at the time of the option grant. The maximum option term is ten years. If the optionee ceases to be a Director for any reason, any options granted which have not been exercised will be canceled according to the terms of the stock option agreement. No options were granted to Directors in 1996. In July 1997, the Committee elected to accelerate the vesting schedule for previously granted options. Each Director who is not an employee of the Company received accelerated options or a combination of accelerated options and new stock Common Stock options in recognition of services rendered over the past year. The number of accelerated options or new options granted in the July 1997 grant to a particular Director was determined by using a schedule designed to bring that Director's total stock options vesting in 1997 to 11,000 shares. Directors who are not employees will receive subsequent option grants not to exceed 5,000 shares, on an annual basis.

    The Company also provides Director liability insurance for all Directors.

                                    PROPOSAL NO. 2
                       INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors has appointed, subject to ratification by the shareholders, the firm of Arthur Andersen LLP, certified public accountants, to audit the consolidated financial statements of the Company and its subsidiary for the fiscal year ending December 31, 1997. Arthur Andersen LLP has served as independent certified public accountants of the Company since 1977. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement and to respond to appropriate questions. A majority of the shares represented at the meeting and entitled to vote on this proposal is required to ratify the selection of Arthur Andersen LLP as independent auditors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2

                                    PROPOSAL NO. 3
                           THE USSC NON-BINDING RESOLUTION

    The Company has been advised by USSC that it intends to present the following resolution at the Annual Meeting:

    "RESOLVED, that the shareholders of Circon Corporation urge the Circon Board of Directors to arrange for the prompt sale of Circon to the highest bidder."

    The Board of Directors unanimously opposes the resolution as it has determined that the USSC offer is inadequate and not in the best interests of the shareholders. The best means for providing value to shareholders is for Circon to continue to pursue its strategic plan and not be put up for sale at this time. The Board believes that it is an inopportune time to auction the Company and such a strategy would yield a less favorable return to shareholders than would be achieved if the Company remains independent and successfully implements its strategic plan.

    As mentioned above, the Board will closely monitor the performance of the Company under the strategic plan and take appropriate action, including consideration of a sale or merger, in the event the Company's performance indicates that the strategic plan is no longer the best means for maximizing shareholder value.

  ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST"
      THE USSC RESOLUTION TO ARRANGE FOR A PROMPT AUCTION OF THE COMPANY
                                   (PROPOSAL NO. 3)


                                  EXECUTIVE OFFICERS

    The Executive Officers of the Company are elected by and serve at the discretion of the Board of Directors. As of August 11, 1997, the Executive Officers of the Company were as follows:

                                                                    Officer
    Name                          Position                 Age       Since
-----------------  --------------------------------------  ---      --------

Richard A. Auhll   Chairman of the Board, President and
                   Chief Executive Officer                  56         1969

Winton L. Berci    Vice President, Marketing and Sales      42         1989

Frank D. D'Amelio  Vice President and Chief Manufacturing
                   Officer                                  39         1989

Andrew D. Simons   Vice President, General Counsel and
                   Secretary                                36         1996

R. Bruce Thompson  Executive Vice President and Chief
                   Financial Officer                        53         1982

David P. Zielinski Vice President, ACMI Division General
                   Manager                                  54         1994

    For certain information concerning the business experience of Mr. Auhll, see "Proposal No. 1 - Election of Directors."

    Winton Berci joined the Company as Vice President, Marketing and Sales, in 1989. Prior to joining Circon, he worked for fourteen years with Karl Storz Endoscopy America, Inc., a major Circon competitor. He held various positions with Karl Storz including Director of Marketing for six years.

    Frank D'Amelio was appointed Vice President, Chief Manufacturing Officer in 1994, prior to which he was Vice President, General Manager of the Video Division since 1993, and Vice President, CIRCON ACMI Engineering and Quality Control, beginning in 1989. Prior to 1989, Mr. D'Amelio held various positions with the Company including Director of Quality Assurance. He joined ACMI in 1982.

    Andrew Simons joined the Company as Vice President, Secretary and General Counsel in 1996. From 1992 until joining Circon, Mr. Simons worked for Tokos Medical Corporation in various capacities, including Vice President, General Counsel and Corporate Secretary. Prior to 1992, Mr. Simons was an Associate at the law firm of Gibson, Dunn & Crutcher.

    For certain information concerning the business experience of Mr. Thompson, see "Proposal No. 1 - Election of Directors."

    David Zielinski was appointed Vice President, ACMI Division General Manager in 1994, prior to which he was Vice President of Manufacturing for Circon ACMI. Prior to 1986, Mr. Zielinski held various positions with the Company including Director of Manufacturing for ACMI. He joined ACMI in 1982. Prior to joining ACMI, Mr. Zielinski held various positions with General Electric.

                  COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership as well as changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. ("NASDAQ"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for such persons, the Company believes that during the fiscal year ended December 31, 1996 all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

                               REMUNERATION OF OFFICERS

COMPENSATION TABLES

    SUMMARY COMPENSATION TABLE. The following table sets forth three years of compensation history for the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company as of the last completed fiscal year:



                                          Annual Compensation (1)                  Long-Term Compensation
                                     -------------------------------------    -------------------------------------
                                                                                       Awards           Payouts
                                                                              -------------------------------------
                                                                              Restricted  Securities    LTIP      All Other
Name and                                                                      Stock       Underlying    Payouts   Compen-
Principal Position           Year    Salary ($)  Bonus ($)     Other  ($)     ($)          Options(#)      ($)    sation ($)
-------------------------------------------------------------------------------------------------------------------------------

R Auhll                      1996    316,500      39,274            -             -             -           -     10,538 (2)
 President, CEO and          1995    298,000     136,739            -             -             -           -     10,408
 Chairman of the Board       1994    237,930     107,475            -             -             -           -     10,210

R B Thompson                 1996    176,000      26,860            -             -             -           -       5,312 (3)
 Executive Vice President    1995    166,000      64,840            -             -             -           -       4,192
 Chief Financial Officer     1994    140,080      52,202            -             -          20,000         -       3,977

F D'Amelio                   1996    181,000      43,365            -             -             -           -       4,432 (4)
 Vice President              1995    169,000      58,000            -             -             -           -       3,672
 Chief Manufacturing Officer 1994    143,000      48,310            -             -          23,750         -       3,303

W Berci                      1996    163,240      39,329            -             -             -           -       3,621 (5)
 Vice President              1995    154,000      45,500            -             -             -           -       3,283
 Marketing and Sales         1994    132,000      36,073            -             -          20,000         -       2,567

D Zielinski                  1996    150,431      19,272            -             -             -           -       2,819 (6)
 Vice President              1995    141,916      56,526            -             -             -           -       4,279
 ACMI Division               1994    136,000      51,790            -             -          23,750         -       3,559
 General Manager


   (1)   Includes amounts earned in fiscal year, whether or not deferred.
   (2) Reflects $4,750 Company match of employee contributions to 401(k) plan and $5,788 premium on life insurance paid by the Company.
   (3) Reflects $3,948 Company match of employee contributions to 401(k) plan and $1,364 premium on life insurance paid by the Company.
   (4) Reflects $3,739 Company match of employee contributions to 401(k) plan and $693 premium on life insurance paid by the Company.
   (5) Reflects $3,107 Company match of employee contributions to 401(k) plan and $514 premium on life insurance paid by the Company.
   (6)   Reflects $2,819 premium on life insurance paid by the Company.

    OPTION GRANTS IN LAST FISCAL YEAR. None of the executive officers named in the Summary Compensation Table above received a grant of stock options during the year ended December 31, 1996. The Company has never granted stock appreciation rights (SARs).

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES. The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, each exercise of stock options during the year ended December 31, 1996 and the year-end value of unexercised options:


                                                     Number of Securities            Value(1) of Unexercised
                                                Underlying Unexercised Options         In-the-Money Options
                     Shares                         at Fiscal Year End 1996          at Fiscal Year End 1996
                   Acquired on        Value         -----------------------          -----------------------
Name               Exercise(#)    Realized ($)   Exercisable    Unexercisable       Exercisable    Unexercisable
----               -----------    ------------   -----------    -------------       -----------    -------------

R. Auhll               n/a            n/a           30,000(2)      10,000            $150,000         $ 50,000

R. Thompson            n/a            n/a            5,714         14,286            $ 34,284         $ 85,716

F. D'Amelio            n/a            n/a           24,817         22,812            $238,561         $141,584

W. Berci               n/a            n/a           16,914         14,286            $160,284         $ 85,716

D. Zielinski           n/a            n/a            6,786         16,964            $ 40,716         $101,784

1   Excess of $15.25 (market price at year end) over exercise price.
2 Mr. Auhll also holds warrants to purchase 100,000 shares which were fully exercisable at year end. The value of these warrants, computed as above, was $1,064,000. The warrants were issued in 1990 in connection with Mr. Auhll's guarantee of certain indebtedness of the Company and not in connection with his performance of services to the Company.


                         REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION PRINCIPLES

    The compensation policies of the Company for all employees, including executive officers, are guided by the following principles:

    - Attract, retain and motivate well qualified employees who contribute to the long-term success of the Company.

    - Encourage the development and achievement of objectives that enhance long-term shareholder value.

    - Relate compensation to the overall success of the Company which includes providing sales growth coupled with sound financial performance, quality products and services for customers, and fostering an environment which enables employees to achieve objectives.

EXECUTIVE COMPENSATION PRACTICES

    The Company's executive compensation program consists primarily of cash and equity based elements. Salary and annual awards, if warranted, under the Management Incentive Compensation Program ("MICP") comprise the cash elements. Grants of stock options under the Company's employee stock option plans and participation in the Company's employee stock purchase plan comprise the equity based elements. The Company also provides health and welfare benefits to the named officers through programs that are generally available to all employees. In addition, all Company officers are entitled to have life insurance up to four times their annual base salary.

CASH COMPONENTS

    It is the Company's intent to provide a compensation program that can attract, motivate and retain high performance executives who are critical to the long-term success of the Company. Salary levels and MICP target levels are established annually for executive officers by the Compensation Committee, after a review of compensation surveys for the medical/dental equipment and supply industry. For 1996, the survey group consisted of 302 publicly traded companies whose principal business was the manufacture or distribution of medical/dental equipment and supplies. Of these companies, 131 are included in the NASDAQ index covering medical stocks (see "Stock Performance Graph"). Salaries for executive officers are established by evaluating the responsibilities of the position held and the experience of the individual and by reference to the competitive marketplace for executive talent.

    The MICP plan provides for annual awards which are paid after the end of the fiscal year, based on the achievement of pre-established annual increases in specific objectives. The overall MICP program typically has many objectives. The 1996 MICP plan had 102 objectives. For every participant, a target payout is established for each objective and the weighting or value is assigned to each component. Each MICP participant has a unique set of objectives which constitute his or her specific MICP program. There are also one or two subjective elements in each participant's program. An individual objective has a pre-established minimum performance level before any payment will occur and a maximum performance level where further payment ceases. The range of payouts for each objective is from zero to 200% of a target amount. The Compensation Committee establishes goals for overall growth in sales, gross profit, operating and net income on a Company wide basis and reviews the complete MICP program each year. Using these Company wide goals as guidelines, targets are then determined for other business units, and other subsets of sales, gross profit and operating income. In years where there is a significant change in the overall business, or in an individual's responsibility, the MICP targets are modified to make the performance measurements meaningful. Awards are prorated for participation for less than one year. Employees with other commission or bonus arrangements are generally excluded from participation in the MICP plan. The MICP plan may be modified from time to time, or discontinued at the discretion of the Compensation Committee. During 1996, executive officers had four to eleven objectives in their MICP program with each objective having a weight of two to forty-nine percent of their total program. The weight of the objectives varied widely among the group depending on the responsibilities of the individual. For 1996, actual payouts for the named executive officers, MICP programs averaged 47% of target.

    Employees, including executive officers, who participate in the 401(k) plan may receive a Company matching contribution of up to a maximum of 11/2% of their salary per year.

EQUITY BASED COMPONENTS

    The Company utilizes equity based compensation in the form of stock options and a 20% matching program for stock purchases under a stock purchase plan for its employees to focus employees and management on creating and enhancing long term shareholder value. The actual value of such equity based compensation correlates directly to the Company's stock price performance.

    Stock options are an essential element of the Company's compensation program. This component is intended to provide a long term incentive for employees to stay with the Company and to motivate them to work toward appreciation in the price of the Company stock over time. Three hundred four employees ( or approximately 26 % of all employees) participate in the various employee stock option plans. Stock options are currently outstanding under the 1979 Employee Stock Option Plan, the 1983 Employee Stock Option Plan, which expired in 1989 and 1993 respectively, the 1993 Stock Option Plan (the"1993 Plan") and the Cabot Stock Option Plan (the "Cabot Plan").

    In determining the number of shares subject to options being granted to executive officers, the Compensation Committee considers survey data on options granted to executives with comparable positions at comparable companies, the number of shares subject to options previously granted to the executive, the number of unvested shares subject to outstanding options held by the executive (which is an indicator of the retention value of the outstanding options) and an evaluation of the executive's individual performance. In 1996, options were granted to Andrew Simons who joined the Company as Vice President, Secretary and General Counsel. Other than Mr. Simons, there were no options granted to executive officers in 1996.

    In the 1979, 1983 and 1993 Employee Stock Option Plans, options generally become exercisable cumulatively or "vest" at an annual rate of 14.3% of the total shares granted for seven years commencing one year from the date of grant. All outstanding stock options were granted at the "market price" as of the date of grant. Correspondingly, options in the Cabot Plan generally become exercisable over a three year vesting period. The 1979, 1983, 1993 and Cabot Plans provide for full vesting of options in the event there is a change in control of the Company.

1996 CHIEF EXECUTIVE COMPENSATION

    Mr. Auhll, in his capacity as Chairman of the Board, Chief Executive
Officer and President participates in substantially the same compensation programs as the other named officers. The Compensation Committee has based Mr. Auhll's total compensation, including compensation derived from the MICP plan at a level it believes is competitive with comparably sized medical companies, based on survey data. Circon's sales put the Company in the 75th percentile of the companies surveyed.

    After considering all factors, the committee approved a $316,500 salary for Mr. Auhll for 1996, an increase of 6.2% over his $298,000 salary for the prior year. Mr. Auhll's target bonus for 1996 MICP program was set at $123,000. Mr. Auhll's MICP program consisted of ten objectives covering sales growth, operating performance and financial ratios, each having a weight of two to forty-nine percent of his total program. Mr. Auhll's bonus program had payouts for individual factors that range from 0% to 200% of the target values for 1996. This resulted in an actual payout of $39,274 or 31.9% of his target bonus. Mr. Auhll's base salary falls 16% above and his bonus falls 79% below the 75th percentile compared to the CEOs in the survey group.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held corporations for compensation exceeding $1 million paid to certain of the Company's executive officers. In 1996, the performance-based compensation paid to the Company's executive officers did not exceed the $1 million limit per officer. It is the Compensation Committee's intention to review the Company's compensation policies and regulate compensation levels in order to comply with the statute and avoid non-deductible compensation payments.


                                       Respectfully submitted,


                                       Richard A. Auhll
                                       Harold R. Frank
                                       Rudolf R. Schulte




             COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Directors Auhll, Frank and Schulte comprise the Compensation Committee.
Mr. Auhll also serves as President and Chief Executive Officer of the Company. Mr. Auhll participates in discussions regarding compensation for executive officers, except discussions regarding the Chief Executive Officer. As a member of the Compensation Committee, Mr. Auhll is ineligible to receive stock option grants under the Company's stock option plans.

    No other member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. Furthermore, there are no compensation committee interlocks between Circon and other entities involving the Company's executive officers and board members.

                         BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information as of August 11, 1997, except as otherwise indicated, regarding the beneficial ownership of Common Stock of Circon by (i) each person who is known to Circon to be the beneficial owner of 5% or more of Circon's Common Stock, (ii) each director of Circon,
(iii) certain executive officers of Circon and (iv) all directors and executive officers as a group. To the Company's knowledge, the beneficial owners named in the table have sole voting and investment power with respect to the shares.

                                              Shares
                                            Beneficially   Percent
         Name                                  Owned       of Class (1)
-----------------------------------         ------------   ------------

United States Surgical Corporation           1,959,348 (2) 14.4%
150 Glover Avenue
Norwalk, CT 06856

Richard A. Auhll                            1,558,142 (3)  11.5%
6500 Hollister Avenue
Santa Barbara, CA 93117

Chancellor LGT Asset Management, Inc.       1,333,600 (4)  9.8%
1166 Avenue of the Americas
New York, NY 10036

Rudolf R. Schulte                             418,841 (5)  3.1%

Harold R. Frank                                46,848 (6)     *

R. Bruce Thompson                              41,917 (7)     *

Paul W. Hartloff, Jr.                          38,531 (8)     *

John F. Blokker                                37,531 (9)     *

Frank D. D'Amelio                              28,377(10)     *

Winton L. Berci                                20,271(11)     *

David P. Zielinski                             15,679(12)     *

George A. Cloutier                             11,000(13)     *

All directors and executive officers
as a group (11 persons)                     2,218,866(14)  16.4%

-----------------------------


*    Less than 1%
(1) Percent of the outstanding shares of Common Stock, treating as outstanding all shares issuable upon exercise of options held by the particular beneficial owners that are included in the first column.
(2) Information is given as of July 24, 1997 and is based on a Form 4 Statement of Changes in Beneficial Ownership of Securities as filed with the Securities and Exchange Commission.
(3) Includes 140,000 shares subject to warrants and options exercisable currently or within 60 days.
(4) Information is given as of December 31, 1996 and is based on a Schedule 13G filed by this shareholder.
(5) Includes 12,429 shares subject to options exercisable currently or within 60 days.
(6) Includes 12,429 shares subject to options exercisable currently or within 60 days.
(7) Includes 8,571 shares subject to options exercisable currently or within 60 days.

(8) Includes 37,531 shares subject to options exercisable currently or within 60 days.
(9) Includes 37,531 shares subject to options exercisable currently or within 60 days.
(10) Includes 28,377 shares subject to options exercisable currently or within 60 days.
(11) Includes 19,771 shares subject to options exercisable currently or within 60 days.
(12) Includes 10,179 shares subject to options exercisable currently or within 60 days.
(13) Includes 11,000 shares subject to options exercisable currently or within 60 days.
(14) Includes 319,247 shares subject to options exercisable currently or within 60 days.



                               STOCK PERFORMANCE GRAPH

    The following graph shows the cumulative performance for the Company's Common Stock over the last five years compared with the performance of the NASDAQ Composite index (U.S. companies) and an index of NASDAQ-listed companies with standard industrial classification codes beginning with "38" (SIC 3800-3899, Measuring, analyzing, and controlling instruments; photographic, medical and optical goods; watches and clocks), published by the Center for Research in Security Prices, University of Chicago. The price of the Common Stock, and the levels of such indices, on December 31, 1991, have been converted to a base of 100 in the graph. The performance shown is not necessarily indicative of future performance.

    Shareholders interested in obtaining a list of companies included in the industry index may do so by written request to the Company.

                                       [GRAPH]

 -----------------------------------------------------------------------------------------------------------------------
                                                                   LEGEND

Symbol        CRSP Total Returns Index for:                12/31/91  12/31/92  12/31/93  12/30/94  12/29/95  12/31/96
------        ----------------------------                 --------  --------  --------  --------  --------  --------

----/ /       CIRCON CORPORATION                              100.0      66.7      34.8      32.6      61.4      46.2

----*         Nasdaq Stock Market (US Companies)              100.0     116.4     133.6     130.6     184.7     227.2

----Triangle  NASDAQ Stocks (SIC 3800-3899 US Companies)      100.0      85.8      72.6      78.2     115.1     120.6
              Measuring instruments; photo, med & optical
              goods; timepieces
-----------------------------------------------------------------------------------------------------------------------


NOTES:

    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D.   The index level for all series was set to $100.0 on 12/31/91.

                         SUBMISSION OF SHAREHOLDER PROPOSALS

    Individual shareholders of the Company may be entitled to submit proposals which they believe should be voted upon by the shareholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in annual proxy materials.

    If a shareholder desires to have a proposal considered for inclusion in the Proxy Statement and form of Proxy of the Board of Directors for the 1998 Annual Meeting of Shareholders, such proposal must be received by the close of business on May 8, 1998, at the executive offices of the Company, 6500 Hollister Avenue, Santa Barbara, California 93117, Attention: Office of the Secretary.

    Each proponent and each proposal submitted must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission, content and form of shareholder proposals.


                                 FINANCIAL STATEMENTS

    The Company's 1996 Annual Report to the shareholders, which has been mailed to shareholders with this Proxy Statement, contains audited consolidated financial statements of the Company. Such Annual Report does not constitute a part of the proxy soliciting material. If any shareholder did not receive such Annual Report, we will immediately mail one upon receipt of a request from such shareholder.

         THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO SHAREHOLDER RELATIONS:

                                 Circon Corporation
                                6500 Hollister Avenue
                               Santa Barbara, CA 93117


                       INFORMATION ABOUT ATTENDING THE MEETING

    The Annual Meeting of Shareholders will be held this year at Fess Parker's Doubletree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California. If directions to the Annual meeting are not included with your pre-printed proxy card, directions may be obtained by contacting the Doubletree Resort at
(805)564-4333.

    Each shareholder will need a ticket to attend the Annual Meeting. If a shareholder's stock is registered in his or her name and not in the name of a bank, broker or other third party, the shareholder will receive an admission ticket attached to his or her proxy card. This ticket must be presented in order to be admitted to the Annual Meeting.

    However, if a shareholder's stock is not registered in his or her name, the shareholder must advise the firm that is the holder of record of those shares (bank, broker or other institution holding such shares) that he or she wishes to attend the Annual Meeting. That firm must provide the shareholder with documentation showing his or her ownership of shares of Circon Common Stock as of the Record Date, August 11, 1997. Alternatively, a shareholder must produce a bank, broker or other valid monthly statement which clearly shows that he or she was a shareholder of Circon Common Stock as of the Record Date. The shareholder must bring this documentation to the Annual Meeting in order to gain admittance to the Annual Meeting. Shareholders whose shares are not registered in their own name should plan on arriving early to allow adequate time to have their proof of ownership reviewed prior to the start of the Annual Meeting.

    Circon will establish reasonable rules and procedures for the conduct of the Annual Meeting to ensure that there is sufficient time to address all of the items on the agenda and to facilitate an orderly meeting. Attendance at the Annual Meeting is limited to Circon's shareholders. These rules will be posted at the Annual Meeting and will include an agenda for the Annual Meeting, procedures for maintaining order and limitations on the time allotted to questions or comments by shareholders.

                         VOTING OF PROXIES AND OTHER MATTERS

    Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholders or in the absence of such direction, will be voted FOR the election of the Director Nominees to the Board of Directors, AGAINST the USSC non-binding resolution and FOR the ratification of the selection of independent auditors.

    Management does not know of any other matters which will come before the Annual Meeting. However, if any other matter should come before the Annual Meeting or any adjournment thereof, the proxies will be voted in the manner directed by the Board of Directors.

                                       By Order of the Board of Directors,


                                       Andrew D. Simons
                                       Vice President and Secretary


--------------------

    (1) Shareholders are urged to read carefully the full text of the written opinion of Bear Stearns, dated August 15, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken. The opinion of Bear Stearns, which is attached as an
         Exhibit 9 to Circon's Schedule 14D-9 dated August 17, 1997, is directed to Circon's Board of Directors and relates only to the adequacy of the consideration offered pursuant to USSC's tender offer from a financial point of view, and does not constitute a recommendation to any shareholder as to whether such shareholder should tender shares pursuant to the tender offer.

                                        [LOGO]

6500 Hollister Avenue - Santa Barbara, California 93117-3019 - (805) 658-5100 - -Fax (805) 968-7385 OTC (CCON)

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

CIRCON'S DIRECTORS RECOMMEND A VOTE "FOR" PROPOSALS 1 AND 2.
                                                                 WITHHELD
                                                         FOR      FOR ALL

1.  ELECTION OF DIRECTORS                                /  /      /  /
    Richard A. Auhll
    Paul W. Hartloff, Jr.

    WITHHELD FOR: (Write that nominee's name in the space provided below).

    --------------------------

                                                    FOR     AGAINST   ABSTAIN

2.  RATIFICATION OF THE SELECTION OF ARTHUR         /  /      /  /      /  /
    ANDERSEN LLP AS INDEPENDENT CERTIFIED PUBLIC
    ACCOUNTANTS FOR THE COMPANY


CIRCON'S DIRECTORS RECOMMEND A VOTE "AGAINST" PROPOSAL 3.

                                                    FOR     AGAINST   ABSTAIN

3.  U.S. SURGICAL CORPORATION'S NON-BINDING         /  /      /  /      /  /
    RESOLUTION TO ARRANGE FOR A PROMPT AUCTION
    OF THE COMPANY.


Please check any of the following that apply:

/  / I plan to attend
     the Annual
     Meeting.

/  / Please change
     my address.


                   Signature                          Date
                             ---------------------         -------------------
                   Signature                          Date
                             ---------------------         -------------------

                   NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                              1  FOLD AND DETACH HERE  1
                PLEASE RETAIN THIS LETTER FOR ADMISSION TO THE MEETING




                                                    Circon Corporation
                                                    6500 Hollister Avenue
                                                    Santa Barbara, CA 93117
                                                    Telephone: (805) 685-5100

September 5, 1997

The Annual Meeting of Shareholders of Circon Corporation will be held at 9:00 a.m., Pacific daylight time, on Monday, October 6, 1997 at Fess Parker's Doubletree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California.

Please fill in the boxes on the proxy card to indicate how your shares should be voted, sign and date your proxy card and return it as soon as possible in the enclosed postpaid envelope.

PLEASE NOTE: IF YOU PLAN TO ATTEND THIS YEAR'S ANNUAL MEETING, YOU WILL NEED TO PRESENT THE ADMISSION TICKET ON THE REVERSE SIDE OF THIS LETTER. EACH TICKET ADMITS ONE PERSON UNLESS YOUR ACCOUNT IS HELD JOINTLY. PROOF OF OWNERSHIP IS REQUIRED. PLEASE DETACH THE PROXY CARD ABOVE AND MARK THE BOX INDICATING THAT YOU PLAN TO ATTEND THE ANNUAL MEETING. PLEASE BRING THE ADMISSION TICKET WHICH IS ON THE REVERSE SIDE OF THIS LETTER WITH YOU TO THE ANNUAL MEETING.

                                                           Andrew D. Simons
                                                           Secretary

PROXY

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                FOR CIRCON CORPORATION

    The owner of the shares represented by this proxy hereby appoints Richard
A. Auhll and R. Bruce Thompson, or either of them, Proxies to vote at Circon Corporation's Annual Meeting of Shareholders on October 6, 1997 and any adjournments or postponements thereof on the matters referred to on the opposite side of this card as well as any other matters which may properly come before the Annual Meeting, in accordandance with and as more fully described in the Notice of Meeting and Proxy Statement, receipt of which is acknowledged. This proxy revokes all prior proxies given by the undersigned.

    The Proxies will vote your shares in accordance with your directions on this card. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS, NAMELY "FOR" PROPOSALS 1 AND 2 AND "AGAINST" PROPOSAL 3.


    (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)











                              1  FOLD AND DETACH HERE  1
                                   ADMISSION TICKET



                                  CIRCON CORPORATION
                            ANNUAL MEETING OF SHAREHOLDERS
                               MONDAY, OCTOBER 6, 1997
                                  9:00 - 10:00 A.M.

LOCATION OF MEETING

Fess Parker's Doubletree Resort
633 East Cabrillo Boulevard
Santa Barbara, CA 93103
(805) 564-4333

DIRECTIONS FROM THE SOUTH

From LAX, take the 405 North (aka the San Diego Freeway). Take 101 North (aka the Ventura Freeway) to Santa Barbara. Exit the freeway on Cabrillo Blvd/Beach Area. Turn left onto Cabrillo Blvd. Follow Cabrillo for approximately 1/2 mile. Turn right on Milpas Street. Turn left onto Calle Puerta Vallarta (first light). Turn right into hotel entrance.

DIRECTIONS FROM THE NORTH

Take 101 southbound to Santa Barbara. Exit the freeway on Milpas Street. Turn right onto Milpas. Turn right on Calle Puerta Vallarta (first light past train tracks). Turn right into hotel entrance.